Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of IntelGenx Technologies Corp. (the "Company") being filed with the United States Securities and Exchange Commission of our report dated March 29, 2023, relating to our audits of the consolidated balance sheets of the Company as of December 31, 2022 and 2021, the related consolidated statements of comprehensive loss, shareholders' deficit and cash flows for each of the two years in the period ended December 31, 2022, and the related notes thereto.

Richter LLP (Signed)

Montréal, Québec, Canada
December 11, 2023

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